UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest event reported): November 28, 2007
EPOCH HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-9728	20-1938886
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

640 Fifth Avenue, 18th Floor, New York, NY	10019
Address of principal executive offices	Zip Code

Registrant's telephone number, including area code: 212-303-7200
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers.

As previously disclosed in the Proxy Statement, dated October 29, 2007, of Epoch Holding Corporation (the “Company”), David R. Markin, a director of the Company, retired from the Company’s Board of the Directors (the “Board”) effective as of the date of the Company’s Annual Meeting on November 29, 2007. There were no disputes or disagreements between the Company and Mr. Markin in connection with Mr. Markin’s retirement. As previously disclosed in the Proxy Statement, the Board has not nominated a replacement for Mr. Markin and, at such time as the Board deems appropriate, the Board may reduce the size of the Board, designate a substitute or leave the vacancy unfilled. In consideration of Mr. Markin’s long and distinguished tenure as a director on the Company’s Board, the Board accelerated the vesting of Mr. Markin’s stock option and restricted awards as of the date of his retirement.

Item 5.02 Compensatory Arrangements of Certain Officers.

As previously disclosed, the Company was obligated to enter into an employment agreement with William W. Priest, the Company’s Chief Executive Officer. In connection with such obligation, the Company and Mr. Priest executed an Employment Agreement (the “Employment Agreement”) on November 28, 2007 which Employment Agreement shall be effective as of January 1, 2008. The material terms of the Employment Agreement are as follows:

Term:
Three (3) years with automatic one (1) year renewals thereafter. Each of the Company and Mr. Priest shall have the option not to renew the term of the Employment Agreement within forty-five (45) days of the end of the term or renewal term as then in effect.

Base Salary:	$350,000 per annum.

Bonus:	Mr. Priest shall be entitled to receive cash and equity bonus compensation in accordance with the Company’s bonus and incentive compensation plans then in effect.

Severance Payments:
In the event of a termination by the Company with cause (as defined in the Employment Agreement), Mr. Priest would be entitled to receive any unpaid base salary, any accrued but unused vacation pay and any unpaid bonus, in each case through the date of termination.

In the event of a termination by the Company without cause or by Mr. Priest for good reason (each as defined in the Employment Agreement), Mr. Priest would be entitled to receive (i) any accrued benefits and unpaid bonus, (ii) a lump sum payment equal to one (1) times Mr. Priest’s annual base salary plus one (1) times his average bonus; and (iii) the pro rata annual bonus incentive based upon the twelve (12) month results and performance of the Company through and including the fiscal quarter in which Mr. Priest was terminated.

In the event of a voluntary resignation or the death or disability (as defined in the Employment Agreement) of Mr. Priest, Mr. Priest (or his estate, as the case may be) would be entitled to receive (i) any accrued benefits and unpaid bonus, (ii) a lump sum payment equal to the remaining base salary through the end of the fiscal year of termination; and (iii) the pro rata annual bonus incentive based upon the twelve (12) month results and performance of the Company through and including the fiscal quarter in which Mr. Priest was terminated.

In the event of a termination by the Company without cause or by Mr. Priest for good reason, in each case upon a change of control (each as defined in the Employment Agreement), Mr. Priest would be entitled to receive (i) any accrued benefits and unpaid bonus, (ii) a lump sum payment equal to two (2) times Mr. Priest’s annual base salary plus two (2) times his average bonus; and (iii) the pro rata annual bonus incentive based upon the twelve (12) month results and performance of the Company through and including the fiscal quarter in which Mr. Priest was terminated.

Restrictive Covenants:
In addition to the restrictive covenants set forth in the Stockholders Agreement dated June 2, 2004, Mr. Priest has agreed not to compete or solicit (each as defined in the Employment Agreement) during the term or renewal term then in effect. In addition, such non-competition and non-solicitation periods set forth in the Employment Agreement shall be extended for an additional one (1) year period after termination of Mr. Priest by the Company for cause or termination by Mr. Priest without good reason.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

On November 28, 2007, the Company’s Board approved amendments of the Company's Bylaws to clarify the authority to issue uncertificated shares of the Company's stock and the procedures relating to the transfer of shares of the Company's common stock. The ability to issue uncertificated shares allows the Company's securities to be eligible for a direct registration system ("DRS") as required by the Nasdaq Stock Market. The DRS will allow the Company's stockholders to register shares of the Company's common stock in their names without the issuance of physical certificates and will give the Company's stockholders the ability to electronically transfer shares to brokers.

Item 8.01 Other Events.

The Annual Meeting of Stockholders of the Company was held on November 29, 2007. Allan R. Tessler, William W. Priest, Enrique R. Arzac, Jeffrey L. Berenson, Peter A. Flaherty and Eugene M. Freedman, constituting the entire Board of Directors of the Company, were elected at the Annual Meeting of Stockholders to serve in each such case until the 2008 Annual Meeting and until their respective successors are duly elected and qualified.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.
10.1     Employment Agreement by and between Epoch Holding Corporation and William W. Priest, dated as of November 28, 2007 and effective as of January 1, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EPOCH HOLDING CORPORATION

By:	/s/ Adam Borak
Name: Adam Borak
Title: Chief Financial Officer

Date: December 3, 2007